Exhibit 99.2

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
ASSETS

CURRENT ASSETS
Cash and cash equivalents	272,368,599	146,938,562	20,696,155
Accounts receivable, net	17,643,292	27,441,144	3,865,059
Inventories	5,251,250	3,755,199	528,916
Prepaid services fees	25,126,303	42,597,114	5,999,763
Other receivables and prepaid expenses	2,715,183	1,782,606	251,078
Due from Parent	-	39,113,573	5,509,109
Loans receivable	21,160,000	-	-
Total current assets	344,264,627	261,628,198	36,850,080

PROPERTY AND EQUIPMENT, NET	468,827	1,251,492	176,271

OTHER ASSETS
Prepaid expenses and deposits	1,303,705	1,338,109	188,471
Deferred merger costs	3,839,567	4,463,301	628,652
Cost method investment	600,000	1,200,000	169,019
Intangible assets, net	27,880,937	23,194,530	3,266,927
Operating lease right-of-use assets	2,056,753	1,611,442	226,970
Goodwill	139,918,263	143,739,303	20,245,543
Total non-current assets	175,599,225	175,546,685	24,725,582

Total assets	520,332,679	438,426,375	61,751,933

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	13,086,682	9,654,977	1,359,894
Deferred revenues	12,189,262	22,360,449	3,149,448
Other payables and accrued liabilities	4,662,042	5,401,604	760,810
Due to Parent	108,100,338	-	-
Operating lease liabilities	1,047,152	1,177,763	165,887
Taxes payable	948,392	617,303	86,947
Total current liabilities	140,033,868	39,212,096	5,522,986

OTHER LIABILITIES
Operating lease liabilities - noncurrent	1,009,917	516,605	72,763
Deferred tax liabilities, net	5,396,459	4,510,220	635,260
Total other liabilities	6,406,376	5,026,825	708,023

Total liabilities	146,440,244	44,238,921	6,231,009

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, and 300,000,000 outstanding as of December 31, 2021 and September 30, 2022	204,084	204,084	28,745
Additional paid-in capital	186,384,247	186,384,247	26,252,042
Retained earnings	178,918,737	191,725,091	27,004,295
Statutory reserves	9,420,703	12,214,617	1,720,417
Accumulated other comprehensive loss	(2,585,684)	1,350,910	190,274
Total VIYI Algorithem Inc.shareholders’ equity	372,342,087	391,878,949	55,195,773

NONCONTROLLING INTERESTS	1,550,349	2,308,505	325,151

Total equity	373,892,436	394,187,454	55,520,924

Total liabilities and shareholders’ equity	520,332,679	438,426,375	61,751,933

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30,
	2021	2022	2022
	RMB	RMB	USD
OPERATING REVENUES
Products	155,864,464	120,866,541	17,023,937
Services	211,814,458	340,568,052	47,968,682
Total operating revenues	367,678,922	461,434,593	64,992,619

COST OF REVENUES	(191,179,081)	(357,378,915)	(50,336,476)

GROSS PROFIT	176,499,841	104,055,678	14,656,143

OPERATING EXPENSES
Selling expenses	(4,168,329)	(3,440,334)	(484,568)
General and administrative expenses	(24,703,248)	(18,855,885)	(2,655,833)
Research and development expenses	(78,733,964)	(67,958,532)	(9,571,894)
Total operating expenses	(107,605,541)	(90,254,751)	(12,712,295)

INCOME FROM OPERATIONS	68,894,300	13,800,927	1,943,848

OTHER INCOME (EXPENSES)
Interest income	2,828,508	1,078,197	151,863
Loss from short term investment	(1,623,470)	(1,064,201)	(149,892)
Finance expenses, net	(685,608)	(378,938)	(53,373)
Other income, net	1,016,964	1,892,031	266,491
Total other income, net	1,536,394	1,527,089	215,089

INCOME BEFORE INCOME TAXES	70,430,694	15,328,016	2,158,937

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(1,944,738)	(220,827)	(31,103)
Deferred	1,415,114	1,197,574	168,677
Total (provision) benefit for income tax	(529,624)	976,747	137,574

NET INCOME	69,901,070	16,304,763	2,296,511

Less: Net icome attributable to non-controlling interests	239,062	704,495	99,227

NET INCOME ATTRIBUTABLE TO VIYI ALGOTIRHM INC.	69,662,008	15,600,268	2,197,284

NET INCOME	69,901,070	16,304,763	2,296,511

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(17,583)	3,936,594	554,465

COMPREHENSIVE INCOME	69,883,487	20,241,357	2,850,976

Less: Comprehensive income attributable to noncontrolling interests	239,062	704,495	99,227

COMPREHENSIVE INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	69,644,425	19,536,862	2,751,749

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000	300,000,000	300,000,000

EARNINGS PER SHARE
Basic and diluted	0.23	0.05	0.01

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
			Additional	Retained earnings		other
			paid-in	Statutory		comprehensive	Noncontrolling
	Ordinary shares		capital	reserves	Unrestricted	loss	interests	Total	Total
	Shares	Par Value	RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2020	300,000,000	204,084	186,384,247	4,964,820	128,098,769	(2,130,654)	2,088,079	319,609,345	49,281,362
Noncontrolling interests acquired	-	-	-	-	-	-	330	330	51
Net income	-	-	-	-	69,662,008	-	239,062	69,901,070	10,778,220
Statutory reserves	-	-	-	3,869,936	(3,869,936)	-	-	-	-
Foreign currency translation	-	-	-	-	-	(17,583)	-	(17,583)	(2,711)
BALANCE, September 30, 2021	300,000,000	204,084	186,384,247	8,834,756	193,890,841	(2,148,237)	2,327,471	389,493,162	60,056,922

						Accumulated
			Additional	Retained earnings		other
			paid-in	Statutory		comprehensive	Noncontrolling
	Ordinary shares		capital	reserves	Unrestricted	loss	interests	Total	Total
	Shares	Par Value	RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2021	300,000,000	204,084	186,384,247	9,420,703	178,918,737	(2,585,684)	1,550,349	373,892,436	52,662,390
Disposal of noncontrolling interest	-	-	-	-	-	-	53,661	53,661	7,558
Net income	-	-	-	-	15,600,268	-	704,495	16,304,763	2,296,510
Statutory reserves	-	-	-	2,793,914	(2,793,914)	-	-	-	-
Foreign currency translation	-	-	-	-	-	3,936,594	-	3,936,594	554,466
BALANCE, September 30, 2022	300,000,000	204,084	186,384,247	12,214,617	191,725,091	1,350,910	2,308,505	394,187,454	55,520,924

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2021	2022	2022
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	69,901,070	16,304,763	2,296,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,449,751	6,928,613	975,888
Recovery for doubtful accounts,net	-	(1,889,836)	(266,182)
Deferred tax benefit	(1,415,114)	(1,197,574)	(168,677)
Loss from short term investment	1,623,470	1,064,201	149,892
Loss from disposal of property and equipment	-	76,141	10,724
Gain from disposal of subsidiary		65,587	9,238
Amortization of operating lease right-of-use assets	600,756	1,019,879	143,649
Amortization of debt discount	418,970	-	-
Change in operating assets and liabilities:
Accounts receivables	(796,133)	(7,207,347)	(1,015,148)
Prepaid services fees	(9,655,031)	(15,126,137)	(2,130,502)
Other receivables and prepaid expenses	-	1,039,517	146,415
Inventories	(703,644)	1,938,745	273,070
Prepaid expenses and deposits	1,189,485	91,733	12,921
Accounts payable	5,052,011	(3,633,058)	(511,713)
Deferred revenues	(3,684,113)	8,937,917	1,258,897
Other payables and accrued liabilities	583,192	(690,234)	(97,219)
Operating lease liabilities	(578,658)	(937,269)	(132,013)
Taxes payable	(4,033,833)	(143,812)	(20,256)
Net cash provided by operating activities	65,952,179	6,641,829	935,495

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short term investments	(101,000,001)	(109,791,053)	(15,463,964)
Sale of short term investments	1,223,840	108,726,852	15,314,073
Purchases of cost method investment	-	(600,000)	(84,509)
Payment for Shanghai Guoyu acquisition	(20,000,000)	-	-
Cash received from Bimai acquisition	-	2,033	286
Purchases of property and equipment	(214,461)	(1,242,172)	(174,959)
Repayment of loans receivable	-	21,160,000	2,980,366
Net cash (used in) provided by investing activities	(119,990,622)	18,255,660	2,571,293

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment to Parent	(10,035,286)	(202,909,364)	(28,579,589)
Proceeds from Parent	598,434	55,695,453	7,844,651
Deferred merger costs	-	(174,635)	(24,597)
Proceeds from banking facility	7,652,223	-	-
Payments to banking facility	(20,595,023)	-	-
Proceeds from loan - related party	3,616,145	-	-
Payments to loan - related party	(2,116,145)	-	-
Capital contribution from noncontrolling interests	330	-	-
Net cash used in financing activities	(20,879,322)	(147,388,546)	(20,759,535)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(337,678)	(2,938,980)	(413,953)

CHANGE IN CASH AND CASH EQUIVALENTS	(75,255,443)	(125,430,037)	(17,666,700)
CASH AND CASH EQUIVALENTS, beginning of period	242,142,524	272,368,599	38,362,855
CASH AND CASH EQUIVALENTS, end of period	166,887,081	146,938,562	20,696,155

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	3,608,501	1,229,744	173,208
Cash paid for interest	61,507	12,300	1,732

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	-	737,373	103,858
Payments to vendors made by banking facility	-	-	-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO UNADUITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

VIYI Algorithm Inc. (“VIYI”), previously known as VIYI Technology Inc., is a company incorporated on September 24, 2020 under the laws of the Cayman Islands. WiMi Hologram Cloud Inc. (“WiMi Inc.” or the “Parent”) which primarily engaged in augmented reality (“AR”) advertising and entertainment services, is VIYI’s parent company, an 86.5% controlling shareholder as of September 30, 2022. On March 26, 2021, WiMi Inc. entered into an equity transfer agreements with noncontrolling shareholders of the Company, pursuant to which WiMi Inc. transferred total of 20% of the issued share capital of VIYI to Guosheng Holdings Limited for a total consideration of US$10,000,000. On March 26, 2021, WiMi Inc. entered into an equity transfer agreement with Universal Winnings Holding Limited and Joyous Dragon Limited, pursuant to which WiMi Inc. transferred 7% of the issued share capital of VIYI for a consideration of US$3,500,000. WiMi Inc. received full consideration in January 2021 and WiMi Inc.’s holding of VIYI was reduced to 73% as a results of the transactions. VIYI, its consolidated subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively referred to as the “Company”) is primarily engaged in providing central processing algorithm services.

On September 27, 2020, VIYI entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of Fe-da Electronics Company Private Limited. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s central processing algorithm services in computer chip and intelligent chip business. The transaction consummated on September 28, 2020 (See note 4 for details). In November 2020, Fe-da Electronics purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of Fe-da Electronics in Hong Kong. On May 6, 2021, Fe-da Electronic established Wisdom Lab Inc, a Cayman Islands company to provide software solutions for computer chips.

On October 9, 2020, VIYI set up a wholly owned holding company in Hong Kong, VIYI Technology Ltd. (“VIYI Ltd”), which holds all of the outstanding equity of Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”) established on November 18, 2020 under the laws of the PRC. On November 30, 2020, Shenzhen Weiyixin established Shanghai Weimu Technology Co., Ltd., (“Shanghai Weimu”) in the PRC for software support services, and Shenzhen Weiyixin holds 58% outstanding equity of Shanghai Weimu.

On April 15, 2021, VIYI Ltd formed a 55% owned subsidiary Viwo Technology Limited, a Hong Kong limited company to provide intelligent chips design and solution services.

On June 10, 2021, the Company entered into the Merger Agreement, which provides for a Business Combination between Venus Acquisition Corporation (“Venus”). Pursuant to the Merger Agreement, the Business Combination will be effected as a stock transaction and is intended to be qualified as a tax-free reorganization. The Merger Agreement is by and among Venus VIYI, and WiMi Inc. The aggregate consideration for the Acquisition Merger is $400,000,000, payable in the form of 39,603,961 newly issued ordinary shares of Venus ordinary shares.

In connection with a contemplated offering of the Company, the following steps were undertaken:

(1)	Reorganization of Shenzhen Yitian:

Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”) was established on March 8, 2011 and was acquired by the Parent’s VIE, WiMi Cloud Software Co., Ltd. (“Beijing WiMi”) in 2015. Shenzhen Yitian established wholly owned subsidiaries Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”) in 2015, Korgas 233 Technology Co., Ltd. (“Korgas 233”) in 2017. On January 14, 2019, Shenzhen Yitian established Shenzhen Yiyou Online Technology Co., Ltd. (“YY online”) On May 15, 2020, Shenzhen Yitian established Wuhan 233 Interactive Entertainment Technology Co., Ltd. (“Wuhan 233”).On October 28, 2020, Shenzhen Yitian established Weidong Technology Co., Ltd. (“Weidong”). Weidong established a wholly owned subsidiary Korgas Weidong Technology Co., Ltd. (“Korgas Weidong”) in October 2020 and a 60% owned subsidiary Tianjin Weidong Technology Co., Ltd. (“Tianjin Weidong”) in December 2020. Shenzhen Yitian and subsidiaries are in the PRC and mainly engaged in provide algorithm services in advertising and gaming industry. Shenzhen Yitian’s main recognized revenue-producing assets are its facility located in Shenzhen, its non-compete agreement with former shareholder and its assembled workforce. Unrecognized revenue-producing assets held by Shenzhen Yitian include certain Internet content provision and other licenses, domain names and trademarks. The Internet content provision and other licenses are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations. The Internet content provision licenses require that core PRC trademark registrations and domain names are held by the entity that provide the relevant services.

Shenzhen Yitian and Shenzhen Qianhai had obtained a value-added telecommunications operating license (the “ICP License”) for the provision of internet information services from the appropriate telecommunications authorities. Moreover, Shenzhen Yitian and YY online also possessed the Online Culture Operating License, which were issued by Department of Culture and Tourism of Guangdong, to carry out internet culture activities.

On December 24, 2020, Beijing WiMi transferred 99.0% and 1.0% equity interests in Shenzhen Yitian to Ms. Yao Zhaohua and Ms. Sun Yadong for consideration of RMB 1 and RMB 1, respectively, pursuant to share transfer agreements. Ms. Yao Zhaohua and Ms. Sun Yadong and the original shareholders of Shenzhen Yitian entered into contractual agreement (see contractual agreements below) with Shenzhen Weiyixin on December 24, 2020, which granted Shenzhen Weiyixin effective control of Shenzhen Yitian from December 24, 2020 and enable Shenzhen Weiyixin to receive all the expected residual returns of Shenzhen Yitian and its subsidiaries. The reorganization was completed on December 24, 2020. Shenzhen Weiyixin becomes the primary beneficiary of Shenzhen Yitian and its subsidiaries.

On January 11, 2021, Shenzhen Yitian transferred its 100% equity interest of Weidong and subsidiaries to Shenzhen Weiyixin; its 100% equity interest YY Online to Weidong and its 100% equity interest in Korgas 233 and Wuhan 233 to YY Online. As a result, Wuhan 233 and Korgas 233 became wholly owned subsidiaries of YY Online and YY Online became wholly owned subsidiary of Weidong and Weidong became wholly owned subsidiary of Shenzhen Weiyixin.

All of these entities are under common control of shareholders of VIYI, which results in the consolidation of Shenzhen Yitian and its subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company.

On July 1, 2021, Weidong acquired 99% interest of Shanghai Guoyu Information Technologies Co., Ltd (“Shanghai Guoyu”). The remaining 1% of Shanghai Guoyu is acquired by YY Online. The aggregate purchase price is RMB 20,000,000. On July 19, 2021 Shanghai Guoyu established 100% owned subsidiary Kashi Guoyu Information Technologies Co., Ltd (“Kashi Guoyu”). On July 14, 2021, Weidong transferred its 100% equity interest of Horgas 233 and Horgas Weidong to Shanghai Guoyu.

On July 19, 2021, Viwo Technology established a fully owned subsidiary Shenzhen Viwotong Technology Co., Ltd. (“Viwotong Tech”) in Shenzhen to support its operations. On November 19, Viwotong Tech acquired 100% equity interests of Guangzhou Tapuyu Internet Technology Co., Ltd. (“Tapuyu”), a provider of advertising services, for RMB 2 (approximately USD 0.3). On December 7, 2021, Viwotong Tech purchased Pengcheng Keyi (Xi’an) Intelligence Technology Co., Ltd. (“Pengcheng Keyi”), a provider of testing equipment development and sales, for RMB 2 (approximately USD 0.3). On July 1, 2022, Viwo Technology Inc. entered into an equity transfer agreement to transfer 99.0% and 1.0% of the issued share capital of Pengcheng Keyi to two unrelated individuals at RMB 1.0 and RMB 0.1, respectively. (see Note 4 for details)

Due to the business strategy adjustment, Shenzhen Yitian and its subsidiaries no longer operate the business involving foreign investment restrictions since March 1, 2022, therefore VIYI is able to have direct equity interest in Shenzhen Yitian and its subsidiaries. On April 1, 2022, VIYI terminated the agreements under the VIE structure with Shenzhen Yitian. Shenzhen Yitian’s original shareholders transferred their respective ownership to VIYI WFOE and VIYI WFOE obtained 100% equity control of Shenzhen Yitian and its subsidiaries on April 1, 2022. The reorganization has no effect on the consolidated financial statements as Shenzhen Yitian has been under common control of VIYI Cayman that there is no change of reporting entities.

(2)	Allocation of expenses

The accompanying unaudited interim condensed consolidated financial statements include the Company’s direct expenses, as well as an allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily share-based compensation expense, salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses.

These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

The general and administrative expenses allocated from the Parent amounted to RMB 598,434 and nil for the nine months ended September 30, 2021 and 2022, respectively. Income tax provision reflected in the Company’s unaudited interim condensed consolidated statement of income is calculated based on a separate return basis as the Company’s subsidiaries all filed separate tax returns.

Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Company does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of VIYI and each of the following entities as of September 30, 2022:

Name	Background		Ownership
VIYI Technology Ltd. (“VIYI Ltd”)	●	A Hong Kong company	100% owned by VIYI
	●	Incorporated on October 9, 2020
	●	A holding company

Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”or “VIYI WFOE”)	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by VIYI Ltd
	●	Incorporated on November 18, 2020 Registered capital of RMB 191,271,000 (USD 30,000,000)
	●	A holding company

Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”)	●	A PRC limited liability company	100% owned by Beijing WiMi before December 24, 2020 VIE of Shenzhen Weiyixin starting on December 24, 2020. 100% owned by Shenzhen Weiyixin starting April 1, 2022
	●	Incorporated on March 08, 2011
	●	Registered capital of RMB 20,000,000 (USD 3,136,910) Primarily engages central processing algorithm in mobile games industry

Korgas 233 Technology Co., Ltd. (“Korgas 233”)	●	A PRC limited liability company	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by YY Online after January 11, 2021
	●	Incorporated on September 15, 2017
	●	Registered capital of RMB 1,000,000 (USD 156,846) Primarily engages in central processing algorithm in mobile games industry

Name	Background		Ownership
Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”)	●	A PRC limited liability company Incorporated on October 16, 2015 Registered capital of RMB 5,000,000 (USD 784,228) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian

Shenzhen Yiyou Online Technology Co., Ltd. (“YY Online”)	●	A PRC limited liability company Incorporated on January 14, 2019 Registered capital of RMB 100,000 (USD 15,685) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by Weidong after January 11, 2021

Wuhan 233 Interactive Entertainment Technology Co., Ltd. (“Wuhan 233”)	●	A PRC limited liability company	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by YY Online after January 11, 2021
	●	Incorporated on May 15, 2020
	●	Registered capital of RMB 100,000 (USD 15,685) Primarily engages in central processing algorithm in mobile games industry

Weidong Technology Co., Ltd. (“Weidong”)	●	A PRC limited liability company	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by Shenzhen Weiyixin after January 11, 2021
	●	Incorporated on October 28, 2020
	●	Registered capital of RMB 50,000,000 (USD 7,842,276) Primarily engages in central processing algorithm in advertising industry

Korgas Weidong Technology Co., Ltd. (“Korgas Weidong”)	●	A PRC limited liability company	100% owned by Weidong
	●	Incorporated on October 30, 2020
	●	Registered capital of RMB 20,000,000 (USD 3,136,910) Primarily engages in central processing algorithm in advertising industry

Tianjin Weidong Technology Co., Ltd. (“Tianjin Weidong”)	●	A PRC limited liability company	60% owned by Weidong
	●	Incorporated on December 22, 2020
	●	Registered capital of RMB 20,000,000 (USD 3,136,910) Primarily engages in AR advertising services

Fe-da Electronics Company Private Limited (“Fe-da Electronics”)	●	A Singapore company	100% owned by VIYI Acquired in September 2020
	●	Incorporated on January 9, 2009
	●	Primarily engages in resale of intelligent chips and customization of central processing units

Name	Background		Ownership
Excel Crest Limited (“Excel Crest”)	●	A Hong Kong company	100% owned by Fe-da Electronics
	●	Incorporated on September 10, 2020
	●	Support the daily operations of Fe-da Electronics in Hong Kong

Shanghai Weimu Technology Co., Ltd. (“Shanghai Weimu”)	●	A PRC limited liability company	58% owned by Shenzhen Weiyixin
	●	Incorporated on November 30, 2020
	●	Registered capital of RMB 50,000,000 (USD 7,842,276)
	●	Engages in providing software support services

Wisdom Lab Inc. (“Wisdom Lab”)	●	A Cayman Islands company	100% owned by Fe-Da Electronics
	●	Incorporated on May 6, 2021
	●	Engages in software solution for intelligent chips

Viwo Technology Limited. (“Viwo Tech”)	●	A Hong Kong company	55% owned by VIYI Ltd
	●	Incorporated on April 15, 2021
	●	Engages in intelligent chips design
	●	No operations as of June 30, 2022

Shenzhen Viwotong Technology Co., Ltd. (“Viwotong Tech”)	●	A PRC limited liability company	100% owned by Viwo Tech
	●	Incorporated on July 19, 2021
	●	Registered capital of RMB 10,000,000 (USD 1,568,455)

Shanghai Guoyu Information Technology Co., Ltd. (“Shanghai Guoyu”)	●	A PRC limited liability company	99% owned by Weidong, 1% owned by YY Online
	●	Incorporated on March 18, 2019
	●	Registered capital of RMB 20,000,000 (USD 3,136,910)
	●	Engages in R&D and application of intelligent visual algorithm technology

Kashi Guoyu Information Technology Co., Ltd. (“Kashi Guoyu”)	●	A PRC limited liability company	100% owned by Shanghai Guoyu
	●	Registered capital of RMB 10,000,000 (USD 1,568,455)
	●	Incorporated on July 23, 2021
	●	Engages in R&D and application of intelligent visual algorithm technology

Name	Background		Ownership
Guangzhou Tapuyu Internet Technology Co., Ltd. (“Tapuyu”)	A PRC limited liability company		100% owned by Viwotong Tech
	●	Registered capital of RMB 1,000,000 (USD 156,846)
	●	Incorporated on June 22, 2021
	●	Engages in central processing algorithm in advertising industry

Pengcheng Keyi (Xi’an) Intelligence Technology Co., Ltd. (“Pengcheng Keyi”)	A PRC limited liability company		100% owned by Viwotong Tech Disposed in July 2022
	●	Registered capital of RMB 5,000,000 (USD 784,228)
	●	Incorporated on July 29, 2021
	●	Engages in testing equipment development and sales

Guangzhou Bimai Network Technology Co., Ltd. (“Bimai”)	A PRC limited liability company		100% owned by Viwotong Tech Acquired in September 2022

	●	Registered capital of RMB 1,000,000 (USD 156,846)
	●	Incorporated on April 28, 2021
	●	Engages in central processing algorithm in advertising industry

ViZe Technology Co., Ltd. (“ViZe”)	A Hong Kong company		55% owned by VIYI Ltd.

	●	Incorporated on April 12, 2022
	●	No activities as of September 30, 2022

Shenzhen ViZeTong Technology Co., Ltd. (“ViZeTong”)	A PRC limited liability company		100% owned by ViZe
	●	Registered capital of RMB 5,000,000 (USD 784,228)
	●	Incorporated on August 15, 2022
	●	No activities as of September 30, 2022

Contractual Arrangements (Terminated April 1, 2022)

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, prior to April 1, 2022, the Company operates its internet and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Shenzhen Yitian (from December 24, 2020) is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries.

Shenzhen Yitian and its subsidiary used to provide Internet information consulting services which required the possession of the Internet Content Provision (“ICP”) licenses and were subject to foreign investment restrictions under relevant PRC laws and regulations. Due to subsequent business strategy adjustment, Shenzhen Yitian and its subsidiary have terminated such Internet information consulting services since March 1, 2022. As a result of the termination of such services, Shenzhen Yitian and its subsidiary were later notified by relevant PRC government authority that the ICP licenses were no longer required and their business was no longer subject to foreign investment restrictions, therefore VIYI can own direct equity interest in Shenzhen Yitian and its subsidiaries. VIYI terminated the agreements under the VIE structure with Shenzhen Yitian, and VIYI’s WFOE achieved 100% equity control of Shenzhen Yitian and its subsidiaries on April 1, 2022. VIYI now controls and receives the economic benefits of Shenzhen Yitian and its subsidiaries’ business operation through equity ownership.

Shenzhen Yitian

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable commitment letters (collectively the “Contractual Arrangements”, which were signed on December 24, 2020). The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020, Shenzhen Weiyixin has the exclusive right to provide to Shenzhen Yitian consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Shenzhen Weiyixin has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shenzhen Yitian agrees to pay Shenzhen Weiyixin service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement remained effective until April 1, 2022 when the agreement was terminated by Shenzhen Weiyixin.

Exclusive Share Purchase Option Agreement

Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective unless terminated in the event that the entire equity interests held by registered shareholders in Shenzhen Yitian have been transferred to Shenzhen Weiyixin or until the date when it is terminated by Shenzhen Weiyixin. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholders of Shenzhen Yitian pledged all of their equity interests in Shenzhen Yitian to Shenzhen Weiyixin to guarantee their and Shenzhen Yitian’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations of Shenzhen Yitian or its shareholders. The shareholders of Shenzhen Yitian agree that, without Shenzhen Weiyixin’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The pledge under the equity interest pledge agreement shall take effect upon the completion of registration with the relevant administration for industry and commerce, which was completed as of January 29, 2021, and shall remain valid until the earlier of (1) the completion of all contractual obligations and the repayment of all secured debts, or (2) the time when the pledgee and/or the appointed person(s) have decided, subject to the PRC laws, to purchase the entire equity interests of the pledger in Shenzhen Yitian, and such equity interests of Shenzhen Yitian have been transferred to the pledgee and/or the appointed person(s) in accordance with the law such that the pledgee and/or the appointed person(s) may lawfully engage in the business of Shenzhen Yitian.

Loan Agreement

Pursuant to the loan agreement dated December 24, 2020, Shenzhen Weiyixin agreed to provide loans to the registered shareholders of Shenzhen Yitian, to be used exclusively as investment in Shenzhen Yitian. The loan must not be used for any other purposes without the relevant lender’s prior written consent. The term of the loan agreement commences from the date of the agreement and ends on the date the lender exercises its exclusive option under the relevant exclusive share purchase option agreement, or when certain defined termination events occur, such as if the lender sends a written notice demanding repayment to the borrower, or upon the default of the borrower, whichever is earlier. After the lender exercises its exclusive option, the borrower may repay the loan by transferring all of its equity interest in the relevant Onshore Holdco to the lender, or a person or entity nominated by the lender, and use the proceeds of such transfer as repayment of the loan. If the proceeds of such transfer is equal to or less than the principal of the loan under the loan agreement, the loan is considered interest-free. If the proceeds of such transfer is higher than the principal of the loan under the loan agreement, any surplus is considered interest for the loan.

Power of Attorney

Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each shareholder of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Shenzhen Weiyixin effective control of Shenzhen Yitian and enable Shenzhen Weiyixin to receive all of their expected residual returns, the Company accounts for Shenzhen Yitian as a VIE on December 24, 2020. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company.

Due to the business strategy adjustment, Shenzhen Yitian and its subsidiaries no longer operate the business involving foreign investment restrictions since March 1, 2022, therefore VIYI is able to have direct equity interest in Shenzhen Yitian and its subsidiaries. On April 1, 2022, VIYI terminated the agreements under the VIE structure with Shenzhen Yitian. Shenzhen Yitian’s original shareholders transferred their respective ownership to VIYI WFOE and VIYI WFOE obtained 100% equity control of Shenzhen Yitian and its subsidiaries on April 1, 2022.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2022. Accordingly, these unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended December 31, 2020 and 2021.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entity (“VIE”) and VIE’s subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, right-of-use assets and lease liabilities, deferred taxes and uncertain tax position, the fair value of contingent consideration related to business acquisitions and allocation of expenses from the Parent and Beijing WiMi. Actual results could differ from these estimates.

Foreign currency translation and other comprehensive income (loss)

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of VIYI is Hong Kong Dollar, its subsidiary in Singapore is U.S. dollar, and its other subsidiaries which are incorporated in PRC are RMB, respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim condensed consolidated financial statements, the financial information of the Company and other entities located outside of the PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

Translation adjustments included in accumulated other comprehensive loss amounted to (RMB 2,585,684) and RMB 1,350,910 (USD 190,274) as of December 31, 2021 and September 30, 2022, respectively. The balance sheet amounts, with the exception of shareholders’ equity, at December 31, 2021 and September 30, 2022 were translated at RMB 1.00 to HKD 1.2231 and to HKD 1.1057, respectively. The average translation rates applied to statement of income accounts for the nine months ended September 30, 2021 and 2022 were RMB 1.00 to HKD 1.2002 and to HKD 1.1858, respectively. The balance sheet amounts, with the exception of shareholders’ equity at December 31, 2021 and September 30, 2022 were translated at RMB 1.00 to USD 0.1568 and to USD 0.1408 respectively. The average translation rates applied to statement of income accounts for the nine months ended September 30, 2021 and 2022 were RMB 1.00 to USD 0.1545 and to USD 0.1514, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheets.

Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income and unaudited interim condensed consolidated statements of cash flows from RMB into USD as of and for the nine months ended September 30, 2022 are solely for the convenience of the reader and were calculated at the rate of RMB 1.00 to USD 0.1408, representing the mid-point reference rate set by Peoples’ Bank of China on September 30, 2022. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

Short term investments

Short-term investments are investments in wealth management product with underlying in cash, bonds and equity funds. The investments can be redeemed any time and the investment was recorded at fair value. The gain (loss) from sale of any investments and fair value change are recognized in the statements of income and comprehensive income.

Loans receivable

Loans receivable represent loans to a third party under the terms of the agreements signed in November and December 2021 at 3.85% interest per annum. The loans have terms of one-year and are collateralized by real estate property for approximately RMB 24.0 million (USD 3.8 million). Management regularly reviews the aging of loans receivable and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Loans receivable considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of September 30, 2022, no allowance was deemed necessary. Full amount of loans receivable was subsequently collected in May 2022.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606). The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

(i)	Central Processing Advertising Algorithm Services

— Advertising display services

For the advertising algorithm advertising display services, the Company’s performance obligation is to identify advertising spaces, embed images or videos into films, shows and short form videos that are hosted by leading online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) for online display).

The Company enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by the Company, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions.

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) the Company is primarily responsible to its customers for products and services offered where the products were designed in house and the Company has customer services team to directly serve the customers; and (2) having latitude in establish pricing. Therefore the Company acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

— Performance-based advertising service

The Company provides central processing algorithm performance-based advertising services for its customers, which enable the customers to get the optimal business opportunities.

The Company’s performance obligation is to help customers to accurately match consumers and traffic users, and thereby increasing the conversion rate of product sale using its proprietary data optimization algorithms. The Company’s revenue is recognized at a point when an ender user completes a transaction at a rate specified in contract. Related service fees are generally billed monthly, based on a per transaction basis.

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) it is primarily responsible to its customers for the services offered where the algorithms and data optimization were designed and performed in house and it has customer services team to directly serve the customers; and (2) having latitude in establish pricing. Therefore VIYI acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

In addition, through the Company’s data algorithm optimization, it is able to identify certain end user needs and it facilitates certain value added services to the end users. The Company engages third party services provider to perform the services. The Company concludes that it does not control the services as the third party service provider is responsible for providing the service and its responsibility is merely to facilitate the provision of these value added service to the end users and charges a fee. As such the Company recorded revenue from the value added services on a net basis when the services is provided by third party service provider.

(ii)	Mobile Games Services

The Company generates revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s promise to its customers is to provide the products or services or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products or services prior to transferring it. Control is evidenced by if the Company is primarily responsible for fulling the provision of services and has discretion in establishing the selling price. When the Company controls the products or services, its promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

— Jointly operated mobile game publishing services

The Company offers publishing services for mobile games developed by third-party game developers. The Company acted as a distribution channel that it will publish the games on their own app or a third-party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. The Company contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third-party payment platforms and the co-publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. The Company’s obligation in the publishing services is completed at a point in time when the game players made a payment to purchase coins.

With respect to the publishing services arrangements between the Company and the game developer, the Company considered that the Company does not control the services as evidenced by (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the third-party platforms; (iii) the developers or third-party platforms have the right to change the pricing of in game virtual items. The Company’s responsibilities are publishing, providing payment solution and market promotion service, and thus the Company views the game developers to be its customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, the Company records the game publishing service revenue from these games, net of amounts paid to the game developers.

— Licensed out mobile games

The Company also licenses third parties to operate its mobile games developed internally through mobile portal and receives revenue from the third-party licensee operators on a monthly basis. The Company’s performance obligation is to provide mobile games to game operators which enable players of the mobile games to make in game purchases and the Company recognized revenue at a point in time when game players completed the purchases. The Company records revenues on a net basis, as the Company does not have the control of the services provided as it does not have the primary responsibility for fulfilment nor does not have the right to change the pricing of the game services.

(iii)	Sale of intelligent chips

Starting in September 2020, the Company has also been engaged in resale of intelligent chips products and accessories. The Company typically enters into written contracts with its customer where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services are transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. The Company considers this guidance in conjunction with the terms in the Company’s arrangements with both suppliers and customers.

In general, the Company controls the products as it has the obligation to (i) fulfil the products delivery and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, the Company has control to set its selling price to ensure it would generate profit for the products delivery arrangements. The Company believes that all these factors indicate that the Company is acting as a principal in this transaction. As a result, revenue from the sales of products is presented on a gross basis.

(iv)	Revenue from software development

The Company also designs software for central processing units based on customers’ specific needs. The contract is typically fixed priced and does not provide any post contract customer support or upgrades. The Company’s performance obligation is to design, develop, test and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefit for each separate service. The duration of the development period is short, usually less than one year.

The Company’s revenue from software development contracts are generally recognized over time during the development period and the Company has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on the Company’s measurement of progress towards completion based on output methods when the Company could appropriately measure the customization progress towards completion by reaching certain milestones specified in contracts. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

The Company’s disaggregated revenue streams in consideration of the Company’s type of goods and services and sales channels are as follows:

	September 30,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Central processing advertising algorithm services	184,202,464	339,469,912	47,814,010
Mobile games	10,786,354	1,098,140	154,672
Sales of intelligent chips	155,864,464	120,866,541	17,023,937
Software development	16,825,640	-	-
Total revenues	367,678,922	461,434,593	64,992,619

The Company’s revenue by timing of transfer of goods or services are summarized below:

	September 30,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Goods and services transferred at a point in time	350,853,282	461,434,593	64,992,619
Services transferred over time	16,825,640	-	-
Total revenues	367,678,922	461,434,593	64,992,619

The Company’s revenue by geographic locations are summarized below:

	September 30,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Mainland PRC revenues	194,988,818	341,733,927	48,132,895
Hong Kong revenues	16,825,640	-	-
International revenues	155,864,464	119,700,666	16,859,724
Total revenues	367,678,922	461,434,593	64,992,619

Cost of revenues

Cost of revenue for central processing algorithm services comprised of costs paid to channel distributors based on the sales agreements, shared costs with content providers based on the profit sharing arrangements, third party consulting services expenses and compensation expenses for the Company’s professionals.

For intelligent chip and services, the cost of revenue consist primarily of the costs of products sold and third party software development costs.

Cost allocation

Cost allocation include allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

Noncontrolling interests

Noncontrolling interest consists of an aggregate of 42% of the equity interest of Shanghai Weimu, 40% of the equity interest of Tianjin Weidong (no operations), 45% of equity interest of Viwo Tech and 45% of ViZe (no operations) held by other investors. Excess of contribution received from noncontrolling shareholders over carrying value of the entity is recorded in additional paid in capital. The noncontrolling interests are presented in the unaudited interim condensed consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the results of the Company are presented on the face of the unaudited interim condensed consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Noncontrolling interests consist of the following:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Shanghai Weimu	1,614,924	1,739,281	244,976
Viwo Tech	(64,575)	569,224	80,175
Total	1,550,349	2,308,505	325,151

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. During the nine months ended September 30, 2021 and 2022, there was no dilutive shares.

Note 3 — Variable interest entity (“VIE”)

Shenzhen Weiyixin entered into Contractual Arrangements with Shenzhen Yitian on December 24, 2020. The significant terms of these Contractual Arrangements are summarized in “Note 1 — Nature of business and organization” above. As a result, prior to April, 1, 2022, the Company classifies Shenzhen Yitian as VIE was consolidated in the unaudited interim condensed consolidated financial statements based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE.

Shenzhen Weiyixin is deemed to have a controlling financial interest and be the primary beneficiary of Shenzhen Yitian because it has both of the following characteristics:

(1)	The power to direct activities at Shenzhen Yitian that most significantly impact such entity’s economic performance, and

(2)	The right to receive benefits from Shenzhen Yitian that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Shenzhen Yitian pays service fees equal to all of its net income to Shenzhen Weiyixin. The Contractual Arrangements are designed so that Shenzhen Yitian operate for the benefit of Shenzhen Weiyixin and ultimately, the Company.

Accordingly, the accounts of Shenzhen Yitian were consolidated in the accompanying financial statements as VIE of Shenzhen Weiyixin from December 24, 2020 forward and retroactively as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company. Under the VIE Arrangements, the Company has the power to direct activities of Shenzhen Yitian and can have assets transferred out of Shenzhen Yitian. Therefore, the Company considers that there is no asset in Shenzhen Yitian that can be used only to settle obligations of Shenzhen Yitian, except for registered capital and PRC statutory reserves, if any. As Shenzhen Yitian is incorporated as limited liability company under the Company Law of the PRC, creditors of the Shenzhen Yitian do not have recourse to the general credit of the Company for any of the liabilities of Shenzhen Yitian.

In the opinion of management and the Company’s PRC counsel, (i) the ownership structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Shenzhen Yitian and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management and the Company’s PRC counsel, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Due to the business strategy adjustment, Shenzhen Yitian and its subsidiaries no longer operate the business involving foreign investment restrictions since March 1, 2022, therefore VIYI is able to have direct equity interest in Shenzhen Yitian and its subsidiaries. On April 1, 2022, VIYI terminated the agreements under the VIE structure with Shenzhen Yitian. Shenzhen Yitian’s original shareholders transferred their respective ownership to VIYI WFOE and VIYI WFOE obtained 100% equity control of Shenzhen Yitian and its subsidiaries on April 1, 2022. The reorganization has no effect on the consolidated financial statements as Shenzhen Yitian has been under common control of VIYI Cayman that there is no change of reporting entities.

The carrying amount of the unaudited interim condensed consolidated assets and liabilities are as follows:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current assets	19,842,534	-	-
Property and equipment, net	25,172	-	-
Other noncurrent assets	99,527,893	-	-
Total assets	119,395,599	-	-
Total liabilities	13,837,227	-	-
Net assets	105,558,372	-	-

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current liabilities:
Accounts payable	200,925	-	-
Other payables and accrued liabilities	357,302	-	-
Due to WiMi Inc.	12,725,539	-	-
Operating lease liabilities	42,577	-	-
Taxes payable	510,984	-	-
Total current liabilities	13,837,227	-	-
Total liabilities	13,837,227	-	-

The summarized operating results of the VIE are as follows:

	For the nine months ended September 30, 2021	For the period from Jan 1, 2022 to April 1, 2022	For the period from Jan 1, 2022 to April 1, 2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	10,717,317	2,090,747	329,345
Gross profit	9,997,317	1,992,850	313,924
Income from operations	5,322,517	693,178	109,193
Net income	4,357,772	513,170	80,837

The summarized statements of cash flow of the VIE are as follows:

	For the nine months ended September 30, 2021	For the period from Jan 1, 2022 to April 1, 2022	For the period from Jan 1, 2022 to April 1, 2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash used in operating activities	2,063,604	(16,719,803)	(2,633,786)
Net cash used in investing activities	(1,000,001)	(2,272,445)	(357,967)
Net decrease in cash and cash equivalents	1,063,603	(18,992,248)	(2,991,753)
Cash and cash equivalents, beginning of period	12,226,047	18,992,248	2,991,753
Cash and cash equivalents, end of period	13,289,650	-	-

Note 4 — Business combination

Acquisition of Shanghai Guoyu

On July 1, 2021, Weidong acquired 99% interest of Shanghai Guoyu Information Technologies Co., Ltd (“Shanghai Guoyu”). The remaining 1% of Shanghai Guoyu is acquired by YY Online. The aggregate purchase price is RMB 20,000,000. On July 19, 2021 Shanghai Guoyu established 100% owned subsidiary Kashi Guoyu Information Technologies Co., Ltd (“Kashi Guoyu”). On July 14, 2021, Weidong transferred its 100% equity interest of Horgas 233 and Horgas Weidong to Shanghai Guoyu.

Shanghai Guoyu is committed to the R&D and application of intelligent visual algorithm technology, using image recognition, data analysis and modeling, virtual imaging, visual artificial intelligence algorithm and other technologies, integrating algorithm and data processing capabilities, and integrating functions from data processing to algorithm application, so as to provide customers with a full stack of intelligent visual algorithm services. At present, Shanghai Guoyu mainly serves the Internet marketing industry. The development of Shanghai Guoyu’s business is closely related to the progress and development of the computer vision industry and the Internet marketing industry.

The Company’s acquisition of Shanghai Guoyu was accounted for as business combination in accordance with ASC 805. The Company then allocated the fair value of consideration of Shanghai Guoyu based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Shanghai Guoyu based on valuation performed by an independent valuation firm engaged by the Company and translated the fair value from USD to RMB using the exchange rate on July 1, 2021 at the rate of USD 1.00 to RMB 6.4709.

	Fair value	Fair value
	RMB	USD
Software	8,955,000	1,383,888
Goodwill	13,283,750	2,052,844
Deferred tax liabilities	(2,238,750)	(345,972)
Total consideration	20,000,000	3,090,760

Software consists of mainly data algorithm software, with a fair value of approximately RMB 9.0 million (USD 1.4 million) and estimated finite useful life of 6 years.

The amount of revenue and net loss what resulted from the acquisition were approximately RMB 18.1 million (USD 2.5 million) and RMB 1.2 million (USD 0.2 million) during nine months ended September 30, 2022.

Acquisitions of Tapuyu and Pengcheng Keyi

On November 17, 2020, Viwotong Tech entered into Acquisition Framework Agreement to acquire 100% equity interests of Guangzhou Tapuyu Internet Technology Co., Ltd. (“Tapuyu”), a provider of advertising services. The aggregate purchase price is RMB 2 (USD 0.3) and the transaction consummated on November 19, 2021. On November 17, 2021, Viwotong Tech entered into Acquisition Framework Agreement to acquire 100% equity interests of Pengcheng Keyi (Xi’an) Intelligence Technology Co., Ltd. (“Pengcheng Keyi”), a provider of testing equipment development and sales. The aggregate purchase price is RMB 2 (USD 0.3) and the purchase consummated on December 7, 2021.

The Company’s acquisitions of Tapuyu and Pengcheng Keyi were accounted for as business combination in accordance with ASC 805. The Company then allocated the fair value of consideration of Tapuyu and Pengcheng Keyi based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Tapuyu and translated the fair value from USD to RMB using the exchange rate on November 19, 2021 at the rate of USD 1.00 to RMB 6.3825 and the net purchase price allocation on the date of the acquisition of Pengcheng Keyi and translated the fair value from USD to RMB using the exchange rate on December 7, 2021 at the rate of USD 1.00 to RMB 6.3738.

	Fair value	Fair value
	RMB	USD
Cash	161,638	25,335
Other current assets	1,701,734	266,815
Current liabilities	(1,863,372)	(292,150)
Total consideration	-	-

The amount of revenue and net income that resulted from the acquisitions were approximately RMB 188.0 million (USD 26.5 million) and RMB 0.8 million (USD 0.11 million) during the nine months ended September 30, 2022.

On July 1, 2022, Viwo Technology Inc. entered into an equity transfer agreement to transfer 99.0% and 1.0% of the issued share capital of Pengcheng Keyi to two unrelated individuals at RMB 1.0 and RMB 0.1, respectively. The disposal resulted in a gain from disposal of RMB 65,587 (USD 9,238).

Acquisitions of Bimai

On September 23, 2022, Viwotong Tech entered into Acquisition Framework Agreement to acquire 100% equity interests of Guangzhou Bimai Network Technology Co., Ltd. (“Bimai”), a provider of advertising services. The aggregate purchase price is RMB 2 (USD 0.3) and the transaction consummated on September 23, 2022.

The Company’s acquisitions of Bimai accounted for as business combination in accordance with ASC 805. The Company then allocated the fair value of consideration of Bimai based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Bimai and translated the fair value from USD to RMB using the exchange rate on September 23, 2022 at the rate of USD 1.00 to RMB 6.9920 and the net purchase price allocation on the date of the acquisition.

	Fair value	Fair value
	RMB	USD
Cash	2,033	291
Other current assets	2,213,242	316,539
Current liabilities	(2,215,275)	(316,830)
Total consideration	-	-

The amount of revenue and net loss that resulted from the acquisitions were approximately RMB 0.8 million (USD 0.1 million) and RMB 8,276 (USD 1,165) during the nine months ended September 30, 2022.

Note 5 — Short term investments

As of December 31, 2021 and September 30, 2022, short term investments amounted to nil and nil, respectively. During the nine months ended September 30, 2022, the Company invested a total of RMB 109.8 million (USD 15.44 million) in marketable securities and redeemed approximately RMB 108.7 million (USD 16.3 million). The fair value change resulted in loss of approximately RMB 1.1 million (USD 0.2 million) for the nine months ended September 30, 2022. During the nine months ended September 30, 2021, the Company invested a total of RMB 101.0 million in marketable securities and redeemed approximately RMB 1.2 million. The fair value change resulted in loss of approximately RMB 1.6 million for the nine months ended September 30, 2021.

Note 6 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Accounts receivable	19,805,985	27,714,001	3,903,490
Less: allowance for doubtful accounts	(2,162,693)	(272,857)	(38,431)
Accounts receivable, net	17,643,292	27,441,144	3,865,059

The following table summarizes the changes in allowance for doubtful accounts:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Beginning balance	722,693	2,162,693	304,613
Addition	1,440,000	3,337	470
Recovery	-	(1,893,173)	(266,652)
Ending balance	2,162,693	272,857	38,431

Net recovery for doubtful accounts net for the nine months ended September 30, 2021 and 2022 amounted to nil and RMB 1,889,836 (USD 266,182), respectively.

Note 7 — Property and equipment, net

Property and equipment, net consist of the following:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Office electronic equipment	611,340	611,716	86,160
Office fixtures and furniture	3,136	3,492	492
Vehicles	-	1,201,452	169,223
Leasehold improvements	482,356	506,295	71,311
Subtotal	1,096,832	2,322,955	327,186
Less: accumulated depreciation	(628,005)	(1,071,463)	(150,915)
Total	468,827	1,251,492	176,271

Depreciation expense for the nine months ended September 30, 2021 and 2022 amounted to RMB 97,378 and RMB 410,829 (USD 57,865), respectively.

Note 8 — Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements and technology know-hows. The following table summarizes acquired intangible asset balances as of:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Customer relationships	25,502,800	28,399,200	4,000,000
Non-compete agreements	17,400,000	17,400,000	2,450,773
Technology know-hows	2,852,016	3,175,925	447,326
Software copyright	8,955,000	8,955,000	1,261,303
Subtotal	54,709,816	57,930,125	8,159,402
Less: accumulated amortization	(26,828,879)	(34,735,595)	(4,892,475)
Intangible assets, net	27,880,937	23,194,530	3,266,927

Amortization expense for the nine months ended September 30, 2021 and 2022 amounted to RMB 7,352,566 and RMB 6,517,784 (USD 918,024), respectively.

The estimated amortization is as follows:

	Estimated	Estimated
	amortization	amortization
Twelve months ending September 30,	expense	expense
	RMB	USD
2023	9,525,985	1,341,726
2024	9,525,985	1,341,726
2025	2,426,185	341,726
2026	1,716,375	241,749
2027	-	-
Total	23,194,530	3,266,927

Note 9 — Cost method investments

Cost method investments consist of the following:

	December 31, 2021	September 30, 2022
	RMB	RMB
		(Unaudited)
5.0% Investment in a company in mobile games industry	600,000	600,000
5.0% Investment in a company in central processing advertising algorithm services	-	600,000
Total	600,000	1,200,000

During the nine months ended September 30, 2021 and 2022, the Company made nil and RMB 600,000 (USD 84,509) in cost method investments, respectively.

Note 10 — Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. The following table summarizes the components of acquired goodwill balances as of:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Goodwill from Shenzhen Yitian acquisition(a)	92,990,256	92,990,256	13,097,588
Goodwill from Fe-da Electronics acquisition(b)	33,644,257	37,465,297	5,276,951
Goodwill from Shanghai Guoyu acquisition(c)	13,283,750	13,283,750	1,871,004
Goodwill	139,918,263	143,739,303	20,245,543

(a)	Goodwill represents the excess fair value of consideration over the identifiable assets of Shenzhen Yitian acquired by Beijing WiMi in 2015 for the central processing algorithm services segment.
(b)	VIYI acquired Fe-da Electronics in 2020 to acquire 100% of the capital stock of Fe-da Electronics for a net consideration of approximately RMB 98.3 million. The excess fair value of consideration over the identifiable assets acquired of approximately RMB 52.6 million was allocated to goodwill for the intelligent chips and services segment. Impairment loss of RMB 18,457,742 was recognized for the year ended December 31, 2021.
(c)	Weidong and YY Online acquired Shanghai Guoyu in 2021 to acquire 100% of the capital stock of Shanghai Guoyu for a net consideration of RMB 20,000,000. The excess fair value of consideration over the identifiable assets acquired of RMB 13,283,750 was allocated to goodwill for the central processing algorithm services segment.

The changes in the carrying amount of goodwill allocated to reportable segments As of December 31, 2021 and September 30, 2022 are as follows:

	Central processing algorithm services	Intelligent chips and services	Total	Total
	RMB	RMB	RMB	USD
As of December 31, 2020	92,990,256	53,099,317	146,089,573	20,576,576
Add: acquisition of Shanghai Guoyu	13,283,750	-	13,283,750	1,871,003
Less: goodwill impairment of Fe-da Electronics	-	(18,457,742)	(18,457,742)	(2,599,755)
Translation difference	-	(997,318)	(997,318)	(140,471)
As of December 31, 2021	106,274,006	33,644,257	139,918,263	19,707,353
Translation difference	-	3,821,040	3,821,040	538,190
As of September 30, 2022	106,274,006	37,465,297	143,739,303	20,245,543

Note 11 — Related party transactions and balances

Due to Parent are those nontrade payables arising from transactions between the Company and the Parent, such as advances made by the Parent on behalf of the Company, and allocated shared expenses paid by the Parent. Those balances are unsecured and non-interest bearing and are payable on demand.

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Due to Parent	108,100,338	-	-

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Due from Parent	-	39,113,573	5,509,109

During nine months ended September 30, 2021 and 2022 the Company repaid RMB 10,035,286 and RMB 202,909,364 (USD 28,579,589) to the Parent and borrowed approximately RMB 598,434 and RMB 55,695,453 (USD 7,844,651) from Parent.

Note 12 — Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, VIYI and Wisdom Lab are not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

VIYI Ltd, Excel Crest and Viwo Tech are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, VIYI Ltd, Excel Crest, Viwo Tech are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Singapore

Fe-da Electronics is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately RMB 49,000) taxable income and 50% of the next SGD 190,000 (approximately RMB 937,000) taxable income are exempted from income tax.

PRC

The subsidiaries and VIE incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. In addition, 75% of R&D expenses of the PRC entities are subject to additional deduction from pre-tax income.

Korgas 233, Korgas Weidong and Kashi Guoyu were formed and registered in Korgas and Kashi in Xinjiang Provence, China in 2017, 2020 and 2021. These companies are not subject to income tax for 5 years and can obtain another two years of tax exempt status and three years at reduced income tax rate of 12.5% after the 5 years due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai was formed and registered in Qianhai District in Guangdong Provence, China in 2015. The company is subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries. The reduced rate benefit will expire in December 2025. The effective tax rates is 0.8% and (6.4)% for the nine months ended September 30, 2021 and 2022.

Significant components of the provision for income taxes are as follows:

	For the	For the	For the
	nine months ended	nine months ended	nine months ended
	September 30,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Current income tax expenses	(1,944,738)	(220,827)	(31,103)
Deferred income tax benefits	1,415,114	1,197,574	168,677
Income tax expenses	(529,624)	976,747	137,574

Deferred tax assets and liabilities

Significant components of deferred tax assets and liabilities were as follows:

	December 31,	September 30,	September 30,
	2021	2022	2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Deferred tax assets:
Net operating loss carryforwards	4,807,741	5,611,198	790,332
Allowance for doubtful accounts	440,633	201	28
Less: valuation allowance	(5,248,374)	(5,611,399)	(790,360)
Deferred tax assets, net	-	-	-
Deferred tax liabilities:
Recognition of intangible assets arising from business combinations	5,396,459	4,510,220	635,260
Total deferred tax liabilities, net	5,396,459	4,510,220	635,260

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s cumulative net operating loss (“NOL”) of approximately RMB 30.5 million (USD 4.8 million) as of September 30, 2022 was mainly from NOL of VIYI Ltd, Shenzhen Yitian, Weidong, SH Weimu and Wuhan 233. The NOL starts to expire in 2023. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of fair value adjustment from acquisitions in 2015. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021 and September 30, 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the nine months ended September 30, 2021 and 2022 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2022.

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price and VAT rates range up to 13% in China, depending on the type of service provided or product sold, and GST rate is generally 7% in Singapore.

Taxes payable consisted of the following:

	December 31,	September 30,	September 30,
	2021	2021	2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
VAT taxes payable	164,557	214,150	30,163
Income taxes payable	755,923	283,556	39,939
Other taxes payable	27,912	119,597	16,845
Totals	948,392	617,303	86,947

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In China, the insurance coverage of each bank is RMB 500,000. As of September 30, 2022, cash balance of RMB 127,882,051 (USD 18,012,064) was deposited with financial institutions located in China, of which RMB 119,742,853 (USD 16,735,312) was subject to credit risk. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2022, cash balance of HKD 1,214,204, approximately RMB 1,098,126 (USD 154,670) was maintained at financial institutions in Hong Kong, of which HKD 298,161, approximately RMB 269,656 (USD 37,981) was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of September 30, 2022, cash balance of SGD 327,623 approximately RMB 1,628,843 (USD 229,421) was maintained at DI Scheme banks in Singapore, of which SGD 146,833 approximately RMB 730,008 (USD 102,821) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer concentration risk

For the nine months ended September 30, 2021, one customer accounted for 24.6% of the Company’s total revenues. For the nine months ended September 30, 2022, one customer accounted for 23.6% of the Company’s total revenues.

As of December 31, 2021, three customers accounted for 46.1% of the Company’s accounts receivable. As of September 30, 2022, three customers accounted for 65.5% of the Company’s accounts receivable.

Vendor concentration risk

For the nine months ended September 30, 2021, two vendors accounted for 55.6% of the Company’s total purchases. For the nine months ended September 30, 2022, one vendor accounted for 12.1% of the Company’s total purchases.

As of December 31, 2021, six vendors accounted for 95.8% of the Company’s accounts payable. As of September 30, 2022, three vendors accounted for 81.0% of the Company’s accounts payable.

Note 14 — Leases

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

The Company has entered into eight non-cancellable operating lease agreements for ten office spaces expiring through December 2023. As of December 31, 2020, upon adoption of FASB ASU 2016-02, the Company recognized approximately RMB 2.7 million right of use (“ROU”) assets and same amount of lease liabilities based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of 7%, which is determined using an incremental borrowing rate with similar term in the PRC. Two ROU assets and lease liabilities were recognized during the nine months ended September 30, 2022. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration and the weighted average remaining lease terms are 1 year. The Company takes the short-term lease exemption for the lease agreements with a term of less than 1 year and expensed RMB 244,674 and RMB 59,497 (USD 8,380) during the nine months ended September 30, 2021 and 2022, respectively.

Operating lease expenses are allocated between the cost of revenue and selling, research and development, general, and administrative expenses. Rent expenses for the nine months ended September 30, 2021 and 2022 was RMB 2,069,447 and RMB 1,452,931 (USD 204,644), respectively.

The maturity of the Company’s operating lease obligations is presented below:

Twelve Months Ending September 30,	Operating Lease Amount	Operating Lease Amount
	RMB	USD
2023*	1,378,427	194,150
2024	361,882	50,971
2025	71,287	10,041
2026	35,644	5,020
2027	-	-
Total lease payments	1,847,240	260,182
Less: Interest	(93,375)	(13,152)
Present value of lease liabilities	1,753,865	247,030

*	include operating leases with a term less than one year.

Note 15 — Shareholders’ equity

Ordinary shares

VIYI was established under the laws of Cayman Islands on September 24, 2020 with authorized share of 1,000,000,000 ordinary shares of par value USD 0.0001 each and 300,000,000 shares outstanding.

Statutory reserve

VIYI PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange. As of December 31, 2021 and September 30, 2022, VIYI PRC entities collectively attributed RMB 9,420,703 and RMB 12,221,362 (USD 1,721,367), of retained earnings for their statutory reserves, respectively. During the nine months ended September 30, 2021 and 2022, VIYI PRC entities collectively attributed RMB 3,869,936 and RMB 2,793,914 (USD 393,520) to statutory reserves, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by VIYI PRC entities only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying unaudited interim condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of VIYI PRC entities.

As a result of the foregoing restrictions, VIYI PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict VIYI PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of September 30, 2022, amounts restricted are the paid-in-capital and statutory reserve of VIYI PRC entities, which amounted to RMB 195,441,618 (USD 27,527,764).

Note 16 — Commitments and contingencies

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited interim condensed consolidated financial statements.

Coronavirus (“COVID-19”)

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China from February to mid-March in 2020. All of the Company’s business operations and the workforce are concentrated in China in 2020, so the Company closed offices and implemented work-from-home policy during that period. Due to the nature of the Company’s business, the impact of the closure on the operational capabilities was not significant.

As a result of the resurgence of COVID-19 variants in first quarter of 2022 in China, the Company’s office in the PRC was again closed for one week in first quarter of 2022. The Company’s customers has been impacted as a result of business disruption due to closures in various cities and affected their customers’ advertising spending. As a result, VIYI experienced lower revenue growth on advertising which affected VIYI’s gross margin.

Potential impact to the Company’s results of operations for 2022 will also depend on economic impact due to the pandemic and if any future resurgence of the virus in Asia, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year over year in 2022 and beyond.

Note 17 — Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two operating segments: (1) central processing algorithm services and (2) intelligent chips and services.

The following tables present summary information by segment for the nine months ended September 30, 2021 and 2022:

	Central processing algorithm services	Intelligent chips and services	Total for the nine months ended September 30, 2021
	RMB	RMB	RMB
			(Unaudited)
Revenues	194,988,818	172,690,104	367,678,922
Cost of revenues	40,388,669	150,790,412	191,179,081
Gross profit	154,600,149	21,899,692	176,499,841
Depreciation and amortization	2,073,198	5,376,553	7,449,751
Total capital expenditures	-	214,461	214,461

	Central Processing algorithm services	Intelligent chips and services	Total for the nine months ended September 30, 2022	Total for the nine months ended September 30, 2022
	RMB	RMB	RMB	USD
			(Unaudited)	(Unaudited)
Revenues	340,568,052	120,866,541	461,434,593	64,992,619
Cost of revenues	240,969,904	116,409,011	357,378,915	50,336,479
Gross profit	99,598,148	4,457,530	104,055,678	14,656,142
Depreciation and amortization	1,323,862	5,604,751	6,928,613	975,888
Total capital expenditures	1,235,811	-	1,235,811	174,063

Total assets as of:

	December 31, 2021	September 30, 2022	September 30, 2022
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Central processing algorithm services	382,161,176	342,094,582	48,183,693
Intelligent chips and services	138,171,503	96,331,793	13,568,240
Total assets	520,332,679	438,426,375	61,751,933

The Company’s operations are primarily based in the mainland PRC and international, where the Company derives a substantial portion of their revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	Total for the nine months ended September 30, 2021	Total for the nine months ended September 30, 2022	Total for the nine months ended September 30, 2022
	RMB	RMB	USD
			(Unaudited)
Mainland PRC revenues	194,988,818	341,733,927	48,132,895
Hong Kong revenues	16,825,640	-	-
International revenues	155,864,464	119,700,666	16,859,724
Total revenues	367,678,922	461,434,593	64,992,619

Note 18 — Subsequent events

The Company evaluated all events and transactions that occurred after September 30, 2022 up through the date the Company issued these unaudited interim condensed consolidated financial statements.

Note 19 — Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees As of December 31, 2021 and September 30, 2022.

PARENT COMPANY BALANCE SHEETS

	December 31, 2021	September 30, 2022	September 30, 2022
	RMB	RMB	USD
ASSETS
CURRENT ASSETS
Cash in bank	46,916,200	18,683,948	2,631,616
Total current assets	46,916,200	18,683,948	2,631,616
OTHER ASSETS
Investment in subsidiaries	417,875,264	447,342,751	630,007,796
Deferred merger costs	3,839,567	4,463,300	628,652
Intercompany receivables	16,003,007	17,394,510	2,450,000
Total assets	484,634,038	487,884,509	68,718,064

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	928,503	1,125,549	158,533
Due to Parent	103,712,608	43,962,454	6,192,069
Total current payables	104,641,111	45,088,003	6,350,602

OTHER LIABILITIES
Intercompany payables	7,650,840	50,917,557	7,171,689
Total liabilities	112,291,951	96,005,560	13,522,291

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, 300,000,000 shares issued and outstanding of December 31, 2021 and June 30, 2022	204,084	204,084	28,745
Additional paid-in capital	186,384,247	186,384,247	26,252,042
Retained earnings	178,918,737	191,725,091	27,004,295
Statutory reserves	9,420,703	12,214,617	1,720,417
Accumulated other comprehensive loss	(2,585,684)	1,350,910	190,274
Total shareholders’ equity	372,342,087	391,878,949	55,195,773
Total liabilities and shareholders’ equity	484,634,038	487,884,509	68,718,064

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the nine months ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING REVENUES	16,825,640	-	-
COST OF REVENUES	(1,461,443)	-	-
GROSS PROFIT	15,364,197	-	-

OPERATING EXPENSES
Research and development expenses	-	(848,287)	(119,480)
General and administrative	(7,834,711)	(3,578,431)	(504,019)
INCOME FROM OPERATIONS	7,529,486	(4,426,718)	(623,499)
	7,529,486	(4,426,718)	(623,499)

OTHER INCOME (EXPENSE)
Other income	1,012,524	(2,140)	(301)
Equity income of subsidiaries	61,119,998	20,029,126	2,821,084
Total other income, net	62,132,522	20,026,986	2,820,783
NET INCOME	69,662,008	15,600,268	2,197,284
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(17,583)	3,936,594	554,465
COMPREHENSIVE INCOME	69,644,425	19,536,862	2,751,749

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	69,662,008	15,600,268	2,197,284
Amortization of debt discount	408,591	-	-
Equity income of subsidiaries	(61,119,998)	(20,029,126)	(2,821,083)
Change in operating assets and liabilities
Intercompany	(112,385)	39,850,163	5,612,857
Prepaid expenses	353,499	-	-
Account payables	-	-	-
Other payables and accrued liabilities	(10,677)	85,234	12,005
Net cash used in operating activities	9,181,038	35,506,539	5,001,063

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment to Parent	-	(66,562,116)	(9,375,210)
Deferred merger costs	-	(174,635)	(24,597)
Net cash used in financing activities	-	(66,736,751)	(9,399,807)
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(224,334)	2,997,960	422,258
CHANGES IN CASH AND CASH EQUIVALENTS	8,956,704	(28,232,252)	(3,976,486)
CASH AND CASH EQUIVALENTS, beginning of period	40,656,241	46,916,200	6,608,102
CASH AND CASH EQUIVALENTS, end of period	49,612,945	18,683,948	2,631,616